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                                                                    EXHIBIT 99.1


                                                  PRESS RELEASE

                                                  Contact:
[GREY WOLF, INC. LOGO]                            David W. Wehlmann
                                                  Executive Vice President &
                                                  Chief Financial Officer
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                                 AMEX SYMBOL: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS - MAY 1, 2003, GREY WOLF, INC. ANNOUNCES OFFERING OF $150.0 MILLION OF CONTINGENT CONVERTIBLE SENIOR NOTES.

Houston, Texas, May 1, 2003--Grey Wolf, Inc. ("Grey Wolf" or the "Company") (AMEX-GW), announced today that it has agreed to sell $150.0 million aggregate principal amount of contingent convertible senior notes due 2023 in a private offering. Grey Wolf has granted to the initial purchaser an option to acquire up to an additional $37.5 million principal amount of the notes. The closing of the transaction is subject to customary terms and conditions.

The notes will be convertible into shares of Grey Wolf's common stock at a conversion price of $6.45 per share of common stock, upon the occurrence of certain events. The notes will bear interest at a rate of 3.75% per annum payable semi-annually. Beginning in May 2008, Grey Wolf will pay contingent interest if the average trading price of the notes for a specified period of time is $1,200 or more per $1,000 principal amount. During any period when contingent interest is payable, it will be payable at a rate equal to 0.50% per annum.

Grey Wolf will have the right to redeem the notes for cash, including a call premium, beginning in May 2008. Holders will have the right to require Grey Wolf to repurchase the notes in 2013 and 2018. Grey Wolf will use the net proceeds from the offering plus approximately $15.0 million of available cash to partially redeem its 8-7/8% Senior Notes due 2007 on or after July 1, 2003. If the initial purchaser exercises its option to acquire the additional $37.5 million principal amount of the notes, the net proceeds from the exercise of the option will be used for general corporate purposes.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the U.S., absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Grey Wolf , Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the Ark-La-Tex, Gulf Coast, Mississippi/Alabama, South Texas, West Texas and Rocky Mountain regions with a total drilling rig fleet of 115.

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GREY WOLF, INC.
10370 Richmond Avenue o Suite 600 o Houston, Texas 77042-4136
(713) 435-6100 - Fax (713) 435-6170
www.gwdrilling.com